Exhibit 10.1
OCEAN POWER TECHNOLOGIES, INC.
Restricted Stock Agreement and Recipient’s Acceptance

Name of Recipient:

Number of shares of restricted common stock awarded:

Grant Date:

Ocean Power Technologies, Inc. (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”), and the terms and conditions contained in this Restricted Stock Agreement.
A copy of the Plan is attached hereto, for your information.
Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below and forwarding it to: Ocean Power Technologies, Inc., Attention: CFO, 1590 Reed Road, Pennington, NJ 08534.

Ocean Power Technologies, Inc.

By:
Signature

Charles F. Dunleavy Printed Name

Chief Executive Officer Title

Accepted and Agreed:

Signature of Recipient

Printed Name of Recipient

OCEAN POWER TECHNOLOGIES, INC.
Restricted Stock Agreement
The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:
1. Issuance of Restricted Shares.
(a) The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of employment or other services rendered or to be rendered by the Recipient to the Company.
(b) The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested unrestricted shares of common stock of the Company.
2. Vesting.
(a) Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule:
(BASED ON THE PASSAGE OF TIME OR THE ATTAINMENT OF PERFORMANCE STANDARDS, AS DETERMINED BY THE BOARD OF DIRECTORS)
Any fractional number of Restricted Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Restricted Shares.
(b) Acceleration of Vesting. Notwithstanding the foregoing vesting schedule, all unvested Restricted Shares shall vest effective immediately prior to or upon (i) a Change in Control Event, (ii) the death or Disability (as defined below) of the Recipient, or (iii) upon circumstances described in any employment offer letter or agreement with Recipient, and 50% of all unvested Restricted Shares shall vest effective immediately upon Qualifying Retirement (as defined below) of the Recipient.

(c) Definitions. For purposes of this Agreement:
(i) “Disability” means: (A) if the Recipient’s employment or other service with the Company is subject to the terms of an employment or other service agreement between the Recipient and the Company, which employment or other service agreement includes a definition of “Disability”, the term “Disability” as used in this Agreement shall have the meaning set forth in such employment or other service agreement during the period that such employment or other service agreement remains in effect; (B) in the absence of such an agreement, the term “Disability” as used in the Company’s long-term disability plan, if any; or (C) if neither clause (A) nor clause (B) is applicable, a physical or mental infirmity which impairs the Recipient’s ability to substantially perform his or her duties for a period of 90 consecutive days.
(ii) A “Qualifying Retirement” means retirement by the Recipient after satisfaction of the conditions in either clause (A) or clause (B): (A) the Recipient has both (1) attained the age of 55 and (2) completed at least ten years of employment with the Company; or (B) the sum of the Recipient’s age plus the number of years he or she has been employed by the Company equals or exceeds 75 years.
(iii) A “Change in Control Event” shall mean:
(A)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any corporation pursuant to a Business Combination (as defined below), in each case which complies with clauses (x) and (y) of subsection (C) of this definition; or

(B)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(C)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(D)	the liquidation or dissolution of the Company.

3. Forfeiture of Unvested Restricted Shares Upon Employment Termination.
In the event that the Recipient ceases to be employed by or provide services to the Company for any reason or no reason, with or without cause (except as provided in Section 2(b) above), all of the Restricted Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such termination of employment or service relationship. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited. If the Recipient is employed by or provides services to a subsidiary of the Company, any references in this Agreement to employment or service relationship with the Company shall instead be deemed to refer to employment or service relationship with such subsidiary.
4. Restrictions on Transfer.
The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Recipient and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 3 and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.
5. Restrictive Legends.
All certificates, if any, representing Restricted Shares that are not vested shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under applicable law, and the book entry account, if any, reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:
“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6. Rights as a Shareholder.
Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to receive dividends and distributions with respect to the Restricted Shares and to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders. Notwithstanding the foregoing, any dividends, whether in cash, stock or property, declared and paid by the Company with respect to unvested Restricted Shares (“Accrued Dividends”) shall be paid to the Recipient, without interest, only if and when such Restricted Shares vest.
7. Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.
8. Tax Matters.
(a) Acknowledgments; Section 83(b) Election. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares. The Recipient acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Shares. Following the execution of this Agreement, the Recipient has thirty (30) days following such execution to file the 83(b) election with the Internal Revenue Service. A copy of such notification should be delivered to the Company in writing. The recipient shall also notify the Company in writing if the Recipient has not filed a Section 83(b) election.
(b) Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares. Two weeks prior to each date on which Restricted Shares vest, the Company shall deliver written notice to the Recipient of the estimated amount of withholding taxes due with respect to the vesting of the Restricted Shares that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Recipient may satisfy such tax withholding obligations by making a cash payment to the Company on the date of vesting of the Restricted Shares, in the amount of the Company’s withholding obligation in connection with the vesting of such Restricted Shares. The Recipient may, at the option of the Recipient and if the Compensation Committee so approves in advance of the applicable vesting date, satisfy such tax withholding obligations by transferring to the Company, on each date on which Restricted Shares vest under this Agreement, such number of Restricted Shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ National Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Shares. To effect such delivery of Restricted Shares, the Recipient shall deliver a written notice to the Company stating that a specified number of Restricted Shares registered to the Recipient in book entry form are thereby transferred to the Company.

9. Miscellaneous.
(a) Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee of the Company’s Board of Directors shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee, as approved by the Board of Directors, with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Recipient.
(b) No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by, or service to, the Company, this Agreement does not constitute an express or implied promise of continued employment or service or confer upon the Recipient any rights with respect to continued employment by, or service to, the Company.
(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.
(d) Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.

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